Exhibit 99.1

Third Quarter 2015

Supplemental Analyst Package

Contact:
Investor Relations
704-496-2571
Investor.Relations@CampusCrest.com

THIRD QUARTER 2015

SUPPLEMENTAL ANALYST PACKAGE

TABLE OF CONTENTS

Financial Highlights	3

Condensed Consolidated Balance Sheets	4

Condensed Consolidated Statements of Operations	5

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to FFO, FFOA and Net Operating Income	6 - 7

Wholly Owned Grove Property Results of Operations	8

Quarterly Wholly Owned Grove Property Results of Operations	9

Same Store Wholly Owned Property Operating Expenses	10

Copper Beech Property Results of Operations	11

HSRE and Beaumont Joint Venture Property Results of Operations	12

Capital Structure as of September 30, 2015	13

Outstanding Debt and Maturity Schedule	14

Outstanding Debt and Maturity Schedule - Joint Venture	15

Portfolio Overview and Occupancy	16 - 18

Investor Information	19

Forward-Looking Statements	20

CAMPUS CREST COMMUNITIES

FINANCIAL HIGHLIGHTS (unaudited)
(in $000s, except per share and per bed data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change

Total revenues	$44,609	$28,309	$16,300	57.6%	$130,617	$78,010	$52,607	67.4%
NOI	$19,214	$15,515	$3,699	23.8%	$67,634	$43,425	$24,209	55.8%
Net income (loss) attributable to common stockholders [1,2]	($14,692)	($129,974)	$115,282	(88.7%)	($21,002)	($135,414)	$114,412	(84.5%)
Net income (loss) per share - basic[3]	($0.23)	($2.01)	$1.78	(88.6%)	($0.32)	($2.09)	$1.77	(84.7%)
FFO	($1,841)	($118,125)	$116,284	(98.4%)	$8,307	($95,383)	$103,690	(108.7%)
FFO per share - basic[3]	($0.03)	($1.82)	$1.79	(98.4%)	$0.13	($1.48)	$1.61	(108.8%)
FFOA	($2,048)	$10,447	($12,495)	(119.6%)	$10,560	$29,000	($18,440)	(63.6%)
FFOA per share - basic[3]	($0.03)	$0.16	($0.19)	(118.8%)	$0.16	$0.45	($0.29)	(64.4%)

Debt to total market capitalization	63.0%	50.5%	n/a	12.5%	63.0%	50.5%	n/a	12.5%

Operating Statistics

Wholly Owned - Grove
Total RevPOB [4]	$506	$530	($24)	(4.4%)	$535	$527	$8	1.6%
Average Physical Occupancy [5]	86.8%	88.1%	n/a	(1.3%)	87.7%	88.5%	n/a	(0.8%)

Wholly Owned - Copper Beech
Total RevPOB [4]	$525	$501	$24	4.9%	$501	$492	$9	1.8%
Average Physical Occupancy [5]	88.3%	90.9%	n/a	(2.6%)	91.2%	89.5%	n/a	1.7%

1For the three and nine months ended September 30, 2015 and 2014, results include certain equity in earnings (losses) in unconsolidated entities, severance, transaction costs and write offs of other corporate assets.

2For the three months ended September 30, 2015 and 2014, includes results from the Company’s investment in Copper Beech. The Company made its initial investment in Copper Beech on March 18, 2013 and subsequently made additional investments. On September 30, 2013, the Company entered into an amendment to the purchase and sale agreement that enabled the Company to acquire a 67% ownership interest in 28 operating properties, while deferring ownership in 7 properties until the Company exercises future purchase options. On August 18, 2014, the Company elected to not exercise the first purchase option and reverted to a 48% ownership interest in 35 operating properties. On January 30, 2015, the Company completed the initial closing of the Copper Beech transaction. As of September 30, 2015, the Company held a 100% interest in 29 Copper Beech properties and partial interest in 5 Copper Beech properties.

3For the period ended September 30, 2015, shares issuable upon settlement of the exchange feature of the Exchangeable Senior notes were anti-dilutive and were not included in the computation of earnings per share.

4Total revenue per occupied bed includes rental and service revenues.

5Average monthly occupancy.

CAMPUS CREST COMMUNITIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in $000s)

	September 30,	December 31,
	2015	2014

Assets
Investment in real estate, net:
Student housing properties[1]	$1,581,512	$935,962
Accumulated depreciation	(163,748)	(128,121)
Land and properties held for sale[2]	15,019	37,163
Land held for investment[3]	7,413	7,413
Investment in real estate, net	1,440,196	852,417
Investment in unconsolidated entities[1]	81,852	259,740
Cash and cash equivalents	16,166	15,240
Restricted cash[3]	11,434	5,429
Student receivables, net	3,606	1,587
Cost and earnings in excess of construction billings	-	3,887
Intangible assets, net	4,691	-
Other assets	25,635	35,742
Total assets	$1,583,580	$1,174,042

Liabilities and equity
Liabilities:
Mortgage and construction loans	$602,223	$300,673
Line of credit and other debt	369,714	317,746
Accounts payable and accrued expenses	35,567	53,816
Construction billings in excess of cost and earnings	-	481
Other liabilities	32,370	22,092
Total liabilities	1,039,874	694,808
Equity:
Preferred stock	$61	$61
Common stock	648	648
Additional common and preferred paid-in capital	781,540	773,998
Accumulated deficit and distributions	(313,418)	(301,566)
Accumulated other comprehensive loss	(3,695)	(2,616)
Total stockholders' equity	465,136	470,525
Noncontrolling interests	78,570	8,709
Total equity	543,706	479,234
Total liabilities and equity	$1,583,580	$1,174,042

1 As of September 30, 2015, the Company's 100% interest in 29 Copper Beech properties (and Copper Beech at Ames), pursuant to the closing of the Copper Beech transaction, is included in "Student housing properties." In prior periods, the Company's investment in these properties was included in "Investment in unconsolidated entities."

2 As of September 30, 2015, includes four land parcels and one property that the Company intends to divest.

3 As of September 30, 2015, includes six strategically held land parcels that could be used for the development of phase two properties, with an aggregate bed count ranging from approximately 1,000 to 1,500.

4 Restricted cash includes escrow accounts held by lenders for the purpose of paying taxes, insurance and funding capital improvements.

CAMPUS CREST COMMUNITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in $000s, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	$ Change	2015	2014	$ Change

Revenues:
Student housing rental	$42,254	26,985	$15,269	124,766	74,256	$50,510
Student housing services	2,196	1,043	1,153	5,251	3,043	2,208
Property management services	159	281	(122)	600	711	(111)
Total revenues	44,609	28,309	16,300	130,617	78,010	52,607
Operating expenses:
Student housing operations	25,236	12,513	12,723	62,383	33,874	28,509
General and administrative	8,404	3,178	5,226	26,865	10,332	16,533
Severance[1]	-	720	(720)	570	720	(150)
Write-off of predevelopment costs	-	29,790	(29,790)	-	29,790	(29,790)
Write-off of other assets	796	7,765	(6,969)	2,162	7,765	(5,603)
Transaction costs[2]	758	286	472	3,890	2,331	1,559
Ground leases	121	120	1	361	357	4
Depreciation and amortization	18,913	7,036	11,877	66,530	21,270	45,260
Total operating expenses	54,228	61,408	(7,180)	162,761	106,439	56,322
Equity in earnings (loss) of unconsolidated entities[3,4]	(973)	635	(1,608)	(2,332)	63	(2,395)
Impairment of unconsolidated entities	-	(50,866)	50,866	-	(50,866)	50,866
Effect of not exercising Copper Beech purchase option	-	(34,047)	34,047	-	(34,047)	34,047
Operating income (loss)	(10,592)	(117,377)	106,785	(34,476)	(113,279)	78,803
Nonoperating income (expense):
Interest expense, net	(9,239)	(3,639)	(5,601)	(26,297)	(9,965)	(16,332)
Gain on purchase of Copper Beech[5]	(1,242)	-	(1,242)	26,793	-	26,793
Gain on purchase of unconsolidated entity[6]	6,370	-	6,370	6,370	-	6,370
Gain on sale of assets[7]	1,400	-	1,400	9,148	-	9,148
Other income (expense)	(626)	(41)	(585)	(677)	129	(806)
Total nonoperating expense, net	(3,337)	(3,680)	342	15,337	(9,836)	25,173
Net income (loss) before income tax benefit (expense)	(13,929)	(121,057)	107,128	(19,139)	(123,115)	103,976
Income tax benefit (expense)	(164)	(1,131)	967	(164)	(731)	567
Income (loss) from continuing operations	(14,093)	(122,188)	108,095	(19,303)	(123,846)	104,543
Income (loss) from discontinued operations[8]	-	(5,506)	5,506	(1,157)	(3,191)	2,034
Net income (loss)	(14,093)	(127,694)	113,601	(20,460)	(127,037)	106,577
Less: Dividends on preferred stock	3,050	3,050	-	9,150	9,150	-
Less: Net income or (loss) attributable to noncontrolling interests	(2,451)	(770)	(1,681)	(8,608)	(773)	(7,835)
Net income (loss) attributable to common stockholders	($14,692)	($129,974)	$115,282	($21,002)	($135,414)	$114,412

Per share data - basic
Income (loss) from continuing operations attributable to common stockholders	($0.23)	($1.92)		($0.30)	($2.04)
Income (loss) from discontinued operations attributable to common stockholders	-	($0.09)		($0.02)	($0.05)
Net income (loss) per share attributable to common stockholders	($0.23)	($2.01)		($0.32)	($2.09)

Weighted average common shares outstanding:
Basic and diluted	64,762	64,770		64,746	64,650

1For the nine months ended September 30, 2015, severance includes termination benefits for former executives in connection with the Company's strategic repositioning.

2Transaction costs were $0.8 million for the three months ended September 30, 2015, primarily attributable to costs associated with our strategic alternative process of $0.4 million and various other costs aggregating to $0.4 million. Transaction costs were $3.9 million for the nine months ended September 30, 2015, primarily attributable to consents, professional fees and other related costs totaling $2.9 million related to the Copper Beech acquisition, $0.4 million associated with our strategic alternative process, and $0.6 million related to various other costs.

3For the nine months ended September 30, 2015 and 2014, includes results from the Company’s investment in Copper Beech. The Company made its initial investment in Copper Beech on March 18, 2013 and subsequently made additional investments. On September 30, 2013, the Company entered into an amendment to the purchase and sale agreement that enabled the Company to acquire a 67% ownership interest in 28 operating properties, while deferring ownership in 7 properties until the Company exercises future purchase options. On August 18, 2014, the Company elected to not exercise the first purchase option and reverted to a 48% interest ownership interest in 35 operating properties. On January 30, 2015, the Company completed the initial closing of the Copper Beech transaction. As of September 30, 2015, the Company held a 100% interest in 29 Copper Beech properties and partial interest in 5 Copper Beech properties.

4For the three months and nine months ended September 30, 2015, $1.3 million and $2.3 million equity in losses of unconsolidated entities were contributed from the Montreal operations, respectively.

5For the three months ended September 30, 2015, the gain on Copper Beech was reduced by $1.2 million which related to a settlement with CB Investors of all outstanding items. This brings the total gain through the nine months ended September 30, 2015 to $26.8 million.

6During the three months ended September 30, 2015, the Company acquired its remaining interest in The Grove at Fayetteville, Arkansas. In connection with that purchase, a $6.4 million gain was recognized.

7In connection with the previously announced strategic repositioning the Company recognized a $3.1 million gain from the sale of a portfolio of six undeveloped land parcels in 1Q 2015. The Company also recognized a $4.6 million gain from the sale of The Grove at Lawrence, Kansas and The Grove at Conway, Arkansas in 1Q 2015. In 3Q 2015, the Company recognized a $1.4 million gain from the sale of The Grove at Laramie, Wyoming, The Grove at Norman, Oklahoma and the Grove at San Angelo, Texas.

8No construction and development revenues were recorded during the three months ended September 30, 2015. For the nine months ended September 30, 2015, the Company recorded expenses of $1.2 million due to the wind down of its construction and development operations. For the three months ended September 30, 2014, the Company recorded $5.6 million of revenues and $11.1 million of expenses for a loss of $5.5 million. For the nine months ended September 30, 2014, the Company recorded revenue from its construction and development operations of $23.2 million and expenses of $26.4 million resulting in loss of $3.2 million.

CAMPUS CREST COMMUNITIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS TO FUNDS FROM OPERATIONS ("FFO") & FUNDS FROM OPERATIONS ADJUSTED ("FFOA") (unaudited)
(in $000s, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	$ Change	2015	2014	$ Change

Net loss attributable to common stockholders	($14,692)	($129,974)	$115,282	($21,002)	($135,414)	$114,412
Real estate related depreciation and amortization	18,359	6,590	11,769	64,555	20,175	44,380
Real estate related depreciation and amortization - unconsolidated entities	1,020	5,259	(4,239)	7,065	19,856	(12,791)
Gain on sale of assets[1]	(1,400)	-	(1,400)	(9,148)	-	(9,148)
Gain on purchase of unconsolidated entity[2]	(6,370)	-	(6,370)	(6,370)	-	(6,370)
Loss (gain) on purchase of Copper Beech[3]	1,242	-	1,242	(26,793)	-	(26,793)
FFO available to common shares	(1,841)	(118,125)	116,284	8,307	(95,383)	103,690
Elimination of the following:
Transaction costs[4]	758	286	472	3,890	2,331	1,559
Impairment of land and predevelopment costs	-	29,790	(29,790)	-	29,790	(29,790)
Impairment of unconsolidated entities	-	50,866	(50,866)	-	50,866	(50,866)
Write-off of other assets	796	7,765	(6,969)	2,162	7,765	(5,603)
Severance	-	720	(720)	570	720	(150)
Income tax expense	164	1,131	(967)	164	731	(567)
Discontinued operations[5]	-	5,506	(5,506)	1,157	3,191	(2,034)
Effect of not exercising Copper Beech purchase option	-	34,047	(34,047)	-	34,047	(34,047)
FV adjustment of CB debt[6]	(1,925)	(1,539)	(386)	(5,690)	(5,058)	(632)
Funds from operations adjusted (FFOA) available to common shares	($2,048)	$10,447	($12,495)	$10,560	$29,000	($18,440)

FFO per share - basic	($0.03)	($1.82)	$1.79	$0.13	($1.48)	$1.61
FFOA per share - basic	($0.03)	$0.16	($0.19)	$0.16	$0.45	($0.29)

Weighted average common shares - basic	64,762	64,770		64,746	64,650

1In connection with the previously announced strategic repositioning the Company recognized a $3.1 million gain from the sale of a portfolio of six undeveloped land parcels in 1Q 2015. The Company also recognized a $4.6 million gain from the sale of The Grove at Lawrence, Kansas and The Grove at Conway, Arkansas in 1Q 2015. In 3Q 2015, the Company recognized a $1.4 million gain from the sale of The Grove at Laramie, Wyoming, The Grove at Norman, Oklahoma and the Grove at San Angelo, Texas.

2During the three months ended September 30, 2015, the Company acquired its remaining interest in The Grove at Fayetteville, Arkansas. In connection with that purchase, a $6.4 million gain was recognized.

3During the quarter ended September 30, 2015, the Company reached agreement with the CB Investors on all outstanding matters which resulted in a reduction of the gain on the purchase of Copper Beech of $1.2 million.

4Transaction costs were $0.8 million for the three months ended September 30, 2015, primarily attributable to costs associated with our strategic alternative process of $0.4 million and various other costs aggregating to $0.4 million.Transaction costs were $3.9 million for the nine months ended September 30, 2015, primarily attributable to consents, professional fees and other related costs totaling $2.9 million related to the Copper Beech acquisition, $0.4 million associated with our strategic alternative process, and $0.6 million related to various other costs.

5No construction and development revenues were recorded during the three months ended September 30, 2015. For the nine months ended September 30, 2015, the Company recorded expenses of $1.2 million due to the wind down of its construction and development operations. For the three months ended September 30, 2014, the Company recorded $5.6 million of revenues and $11.1 million of expenses for a loss of $5.5 million. For the nine months ended September 30, 2014, the Company recorded revenue from its construction and development operations of $23.2 million and expenses of $26.4 million resulting in loss of $3.2 million.

6Includes the Company's proportionate share of non-cash fair value debt and other purchase accounting adjustments in its investment in Copper Beech accounted for under the equity method, as well as the fair value of debt adjustments for those Copper Beech properties consolidated during the nine months ended September 30, 2015.

CAMPUS CREST COMMUNITIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS TO NET OPERATING INCOME ("NOI") (unaudited)
(in $000s, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015[1]	2014[1]	2015[1]	2014[1]

Net income (loss) attributable to common stockholders	($14,692)	($129,974)	($21,002)	($135,414)
Net loss attributable to noncontrolling interests	(2,451)	(770)	(8,608)	(773)
Preferred stock dividends	3,050	3,050	9,150	9,150
Income tax expense	164	1,131	164	731
Other (income) expense	626	41	677	(129)
Gain on sale of assets	(1,400)	-	(9,148)	-
Gain of purchase of unconsolidated entity	(6,370)	-	(6,370)	-
Severance	-	720	570	720
(Gain) loss on purchase of Copper Beech	1,242	-	(26,793)	-
(Income) loss on discontinued operations	-	5,506	1,157	3,191
Interest expense	9,239	3,639	26,297	9,965
Equity in losses of unconsolidated entities	973	(635)	2,332	(63)
Depreciation and amortization	18,913	7,036	66,530	21,270
Impairment of investment in unconsolidated joint venture	-	-	-	-
Ground lease expense	121	120	361	357
General and administrative expense	8,404	3,178	26,865	10,332
Impairment of unconsolidated entities	-	50,866	-	50,866
Effect of not exercising Copper Beech purchase option	-	34,047	-	34,047
Impairment of land, predevelopment costs and asset held for sale	-	29,790	-	29,790
Write-off of corporate other assets	796	7,765	2,162	7,765
Transaction costs	758	286	3,890	2,331
Property management services	(159)	(281)	(600)	(711)
Total NOI	$19,214	$15,515	$67,634	$43,425
Grove same store properties NOI[2]	$8,688	$12,232	$35,786	$37,709
Wholly owned Copper Beech properties NOI	$7,941	$ -	$22,427	$ -
New properties NOI[3,4]	$1,903	$2,407	$7,249	$3,349
Grove Pullman and Toledo NOI[5]	$682	$876	$2,172	$2,367

1 "Same store" properties are the Company's wholly-owned operating properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company and remaining in service through the end of the latest period presented or period being analyzed. "New properties" are the Company's wholly-owned operating properties acquired or placed in service after the beginning of the earliest period presented or period being analyzed.

2 Includes NOI contribution from Copper Beech at Ames. This is a consolidated wholly-owned property.

3 For the three and nine months ended September 30, 2015 and 2014, includes financial results for The Grove at Denton. The Company acquired its joint venture partner's interest in The Grove at Denton on January 21, 2014. The occupancy data and net operating income related to Denton are included in new properties in the subsequent pages. Net operating income earned after acquisition is reported above, while amounts earned prior to acquisition were reported under the equity method of accounting.

4 For the three and nine months ended September 30, 2015, includes financial results for The Grove at Fayetteville. The Company acquired its joint venture partner's interest in The Grove at Fayetteville on August 7, 2015. The occupancy data and net operating income related to Fayetteville are included in new properties in the subsequent pages. Net operating income earned after acquisition is reported above, while amounts earned prior to acquisition were reported under the equity method of accounting.

5 Includes NOI contribution from the operations of The Grove at Pullman and the Toledo, OH redevelopment, as well as business interruption insurance proceeds from The Grove at Pullman.

CAMPUS CREST COMMUNITIES

WHOLLY OWNED GROVE PROPERTY RESULTS OF OPERATIONS (unaudited)
(in $000s, except bed data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	Change	% Change	2015	2014	Change	% Change

Same store properties (Number of properties)[1,2]	30	30			30	30
Revenue per occupied bed
Rental revenue per occupied bed per month[3]	$489	$505	($16)	(3.2%)	$513	$503	$10	2.1%
Services revenue per occupied bed per month	19	21	(2)	(11.9%)	19	21	(2)	(9.9%)
Total revenue per occupied bed	$508	$526	($18)	(3.4%)	$532	$524	$8	1.6%

Average number of owned beds	16,308	16,308			16,308	16,308
Average physical occupancy	87.3%	90.1%		(2.8%)	89.1%	89.9%		(0.9%)

Total revenue	$21,763	$23,172	($1,409)	(6.1%)	$69,709	$69,162	$547	0.8%
Property operating expenses	13,075	10,940	2,135	19.5%	33,923	31,453	2,470	7.9%
Net operating income	$8,688	$12,232	($3,544)	(29.0%)	$35,786	$37,709	($1,923)	(5.1%)
Operating margin[4]	39.9%	52.8%		(12.9%)	51.3%	54.5%		(3.2%)

New properties (Number of properties)[5,6]	7	7	0		7	7	0
Revenue per occupied bed
Rental revenue per occupied bed per month[3]	$481	$535	($54)	(10.1%)	$533	$533	$0	0.0%
Services revenue per occupied bed per month	18	18	(0)	(0.2%)	16	18	(2)	(11.1%)
Total revenue per occupied bed	$499	$553	($54)	(9.8%)	$549	$551	($2)	(0.4%)

Average number of owned beds	4,321	3,286			4,321	1,906
Average physical occupancy	85.1%	78.2%		6.9%	82.5%	75.9%		6.5%

Total revenue	$5,505	$4,264	$1,241	29.1%	$17,612	$7,127	$10,485	147.1%
Property operating expenses	3,474	1,679	1,795	106.9%	9,651	3,275	6,376	194.7%
Net operating income	$2,032	$2,584	($552)	(21.3%)	$7,961	$3,852	$4,109	106.7%
Operating margin[4]	36.9%	60.6%		(23.7%)	45.2%	54.0%		(8.8%)

ALL PROPERTIES (Number of properties)	37	37	0		37	37	0
Revenue per occupied bed
Rental revenue per occupied bed per month[3]	$487	$509	($22)	(4.4%)	$517	$506	$11	2.2%
Services revenue per occupied bed per month	19	20	(1)	(6.5%)	18	21	(3)	(14.3%)
Total revenue per occupied bed	$506	$530	($24)	(4.5%)	$535	$527	$8	1.5%

Average number of owned beds	20,629	19,594			20,629	18,214
Average physical occupancy	86.8%	88.1%		(1.3%)	87.7%	88.5%		(0.8%)

Total revenue	$27,269	$27,436	($167)	(0.6%)	$87,320	$76,289	$11,031	14.5%
Property operating expenses	16,549	12,619	3,930	31.1%	43,574	34,727	8,847	25.5%
Net operating income	$10,720	$14,817	($4,097)	(27.7%)	$43,746	$41,562	$2,184	5.3%
Operating margin[4]	39.3%	54.0%		(14.7%)	50.1%	54.5%		(4.4%)

The Grove at Pullman & Toledo NOI[7]	$682	$876	($194)	(22.1%)	$2,172	$2,367	($195)	(8.2%)

1Excludes financial results from The Grove at Pullman. On July 14, 2013, the Company experienced a fire at this property during development. As of September 30, 2015, all 584 beds were in operation. For comparability of results, Pullman will continue to be excluded until year over year results are not impacted by the business interruption.

2Excludes financial results from the Toledo, OH redevelopment property the Company acquired on March 15, 2013.

3Beginning with the ‘14/’15 academic year, the Company recognizes revenue for new leases over the term of the lease (typically 11.5 months) rather than in conjunction with the lease payments (typically 12 equal monthly payments). While this policy change will have no cash impact, and will have minimal year-over-year impact on a go-forward basis, the adjustment has the effect of lower reported revenue in three and nine months ended September 30, 2015, as compared to prior year.

4Operating margin is calculated by dividing NOI for the period by total student housing rental and services revenues for the period.

5For the three and nine months ended September 30, 2015 and 2014, includes financial results for The Grove at Denton and The Grove at Fayetteville. The Company acquired its joint venture partner's interest in The Grove at Denton on January 21, 2014 and the interest in The Grove at Fayetteville on August 7, 2015. The occupancy data and net operating income related to Denton and Fayetteville are included in new properties. Note that the portion of earnings prior to the properties becoming wholly owned were captured in the Equity in Earnings line in the comprehensive statements of income (loss). For comparability, full period results have been shown herein and therefore will not agree to Page 7.

6For the three and nine months ended September 30, 2015, includes financial results for the 2014 wholly-owned and consolidated deliveries (The Grove at Gainesville, The Grove at Grand Forks, The Grove at Slippery Rock, The Grove at Mt. Pleasant and Copper Beech at Ames).

7Includes NOI contribution from the operations of The Grove at Pullman and the Toledo, OH redevelopment property.

CAMPUS CREST COMMUNITIES

QUARTERLY WHOLLY OWNED GROVE PROPERTY RESULTS OF OPERATIONS (unaudited)
(in $000s, except bed data)

	Three Months Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Same store properties (Number of properties)[1,2]	30	30	30	30	30
Revenue per occupied bed
Rental revenue per occupied bed per month[3]	$505	$512	$525	$529	$489
Services revenue per occupied bed per month	21	15	17	20	19
Total revenue per occupied bed	$526	$527	$542	$549	$508

Average number of owned beds	16,308	16,308	16,308	16,308	16,308
Average physical occupancy	90.1%	91.6%	90.7%	89.2%	87.3%

Total revenue	$23,172	$24,120	$24,075	$23,871	$21,763
Property operating expenses	10,940	10,388	10,473	10,375	13,075
Net operating income	$12,232	$13,732	$13,602	$13,496	$8,688
Operating margin[4]	52.8%	56.9%	56.5%	56.5%	39.9%

New properties (Number of properties)[5,6,7]	7	7	7	7	7
Revenue per occupied bed
Rental revenue per occupied bed per month[3]	$535	$531	$558	$563	$481
Services revenue per occupied bed per month	18	11	14	16	18
Total revenue per occupied bed	$553	$541	$572	$579	$499

Average number of owned beds	3,286	4,321	4,321	4,321	4,321
Average physical occupancy	78.2%	80.5%	80.9%	81.4%	85.1%

Total revenue	$4,264	$5,649	$6,001	$6,106	$5,505
Property operating expenses	1,679	2,426	3,058	3,120	3,474
Net operating income	$2,584	$3,223	$2,943	$2,987	$2,032
Operating margin[4]	60.6%	57.1%	49.0%	48.9%	36.9%

ALL PROPERTIES (Number of properties)	37	37	37	37	37
Revenue per occupied bed
Rental revenue per occupied bed per month[3]	$509	$516	$532	$535	$487
Services revenue per occupied bed per month	20	14	16	19	19
Total revenue per occupied bed	$530	$529	$548	$555	$506

Average number of owned beds	19,594	20,629	20,629	20,629	20,629
Average physical occupancy	88.1%	89.2%	88.7%	87.6%	86.8%

Total revenue	$27,436	$29,770	$30,076	$29,977	$27,269
Property operating expenses	12,619	12,814	13,531	13,494	16,549
Net operating income	$14,817	$16,955	$16,545	$16,483	$10,720
Operating margin[4]	54.0%	57.0%	55.0%	55.0%	39.3%

The Grove at Pullman & Toledo NOI[8]	$876	$910	$721	$769	$682

1Excludes financial results from The Grove at Pullman. On July 14, 2013, the Company experienced a fire at this property during development. As of September 2015, all 584 beds were in operation. For comparability of results, Pullman will continue to be excluded until year over year results are not impacted by the business interruption.

2Excludes financial results from the Toledo, OH redevelopment property the Company acquired on March 15, 2013.

3Beginning with the ‘14/’15 academic year, the Company recognizes revenue for new leases over the term of the lease (typically 11.5 months) rather than in conjunction with the lease payments (typically 12 equal monthly payments). While this policy change will have no cash impact, and will have minimal year-over-year impact on a go-forward basis, the adjustment has the effect of lower reported revenue in the three ended September 30, 2015, as compared to prior year.

4Operating margin is calculated by dividing NOI for the period by total student housing rental and services revenues for the period.

5For all periods, includes financial results for the 2014 wholly-owned deliveries (The Grove at Gainesville, The Grove at Grand Forks, The Grove at Slippery Rock, The Grove at Mt. Pleasant and Copper Beech at Ames).

6For all periods, includes financial results for The Grove at Denton. The Company acquired its joint venture partner's interest in the Grove at Denton on January 21, 2014.

7For all periods, includes financial results for The Grove at Fayetteville. The Company acquired its joint venture partner's interest in the Grove at Fayetteville on August 7, 2015.

8Includes NOI contribution from the operations of The Grove at Pullman and the Toledo, OH redevelopment property.

CAMPUS CREST COMMUNITIES

SAME STORE WHOLLY OWNED GROVE PROPERTY OPERATING EXPENSES (unaudited)
(in $000s, except bed data)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014			Y-o-Y Total Change
	Total	% of Total	Per Bed/Month	Total	% of Total	Per Bed/Month	$	%

Payroll	$2,824	21.6%	$58	$2,401	21.9%	$49	$423	17.6%
Marketing	501	3.8%	10	375	3.4%	8	127	33.8%
Office, Administration & Other	811	6.2%	17	643	5.9%	13	168	26.1%
Bad Debt	464	3.5%	9	1,378	12.6%	28	(914)	(66.3%)
Utilities	3,610	27.6%	74	3,120	28.5%	64	490	15.7%
Repairs and Maintenance[1]	2,463	18.8%	50	795	7.3%	16	1,668	209.7%
Taxes and Insurance	2,401	18.4%	49	2,228	20.4%	46	174	7.8%
Total	$13,075	100.0%	$267	$10,940	100.0%	$224	$2,135	19.5%

Same Store
Wholly Owned Beds	16,308			16,308
Wholly Owned Properties	30			30

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014			Y-o-Y Total Change
	Total	% of Total	Per Bed/Month	Total	% of Total	Per Bed/Month	$	%

Payroll	$7,762	22.9%	$53	$7,005	22.2%	$48	$757	10.8%
Marketing	1,101	3.2%	7	949	3.0%	6	152	16.0%
Office, Administration & Other	2,102	6.2%	14	1,884	6.0%	13	218	11.6%
Bad Debt	1,497	4.4%	10	2,125	6.8%	14	(628)	(29.6%)
Utilities	10,303	30.4%	70	9,913	31.5%	68	390	3.9%
Repairs and Maintenance[1]	3,911	11.5%	27	2,759	8.8%	19	1,152	41.8%
Taxes and Insurance	7,247	21.4%	49	6,849	21.8%	47	398	5.8%
Total	$33,923	100.0%	$231	$31,484	100.0%	$215	$2,439	7.7%

Same Store
Wholly Owned Beds	16,308			16,308
Wholly Owned Properties	30			30

1During the '14/'15 academic year, the Company changed its accounting policy in connection with turn expenses to recognize costs in the period in which they are incurred as compared to its previous policy of accounting for the costs of turn ratably over the twelve month academic year. As a result, on a going forward basis, expenses related to turn will be predominantly recognized during the third quarter of the year.

CAMPUS CREST COMMUNITIES

COPPER BEECH PROPERTY RESULTS OF OPERATIONS (unaudited)
(in $000s, except bed data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	Change	% Change	2015	2014	Change	% Change

Wholly owned same store properties (Number of properties)[1,2]	29	29	-		29	29	-
Revenue per occupied bed
Rental revenue per occupied bed per month	$477	$456	$21	4.7%	$461	$456	$5	1.1%
Services revenue per occupied bed per month	48	45	3	7.1%	40	36	4	10.2%
Total revenue per occupied bed	$525	$501	$24	4.9%	$501	$492	$9	1.8%

Average number of owned beds	11,520	11,520			11,520	11,520
Average physical occupancy	88.3%	90.9%		(2.6%)	91.2%	89.5%		1.7%

Total revenue	$16,051	$15,745	$306	1.9%	$47,377	$45,657	$1,719	3.8%
Property operating expenses	8,110	6,144	1,965	32.0%	20,261	17,501	2,760	15.8%
Net operating income[3]	$7,941	$9,601	($1,659)	(17.3%)	$27,116	$28,157	($1,041)	(3.7%)
Operating margin[4]	49.5%	61.0%		(11.5%)	57.2%	61.7%		(4.5%)

Joint venture same store properties (Number of properties)[5]	5	5	-		5	5	-
Revenue per occupied bed
Rental revenue per occupied bed per month	$521	$496	$25	5.1%	$505	$491	$14	2.8%
Services revenue per occupied bed per month	54	48	6	12.2%	41	39	2	4.9%
Total revenue per occupied bed	$575	$544	$31	5.8%	$546	$530	$15	2.9%

Average number of owned beds	4,343	4,343			4,343	4,343
Average physical occupancy	92.9%	94.9%		(2.0%)	94.4%	95.0%		(0.6%)

Total revenue	$6,969	$6,729	$241	3.6%	$20,136	$19,692	$444	2.3%
Property operating expenses	2,703	2,345	358	15.3%	6,891	6,744	147	2.2%
Net operating income	$4,267	$4,383	($117)	(2.7%)	$13,244	$12,948	$297	2.3%
Operating margin[4]	61.2%	65.1%		(3.9%)	65.8%	65.8%		0.0%

ALL PROPERTIES (Number of properties)	34	34	-		34	34	-
Revenue per occupied bed
Rental revenue per occupied bed per month[3]	$490	$467	$23	4.8%	$473	$466	$7	1.6%
Services revenue per occupied bed per month	50	46	4	8.7%	40	37	3	8.6%
Total revenue per occupied bed	$540	$513	$27	5.2%	$513	$503	$11	2.1%

Average number of owned beds	15,863	15,863			15,863	15,863
Average physical occupancy	89.6%	92.0%		(2.4%)	92.1%	91.0%		1.1%

Total revenue	$23,020	$22,474	$546	2.4%	$67,512	$65,349	$2,163	3.3%
Property operating expenses	10,813	8,489	2,323	27.4%	27,152	24,245	2,907	12.0%
Net operating income	$12,207	$13,985	($1,777)	(12.7%)	$40,360	$41,104	($744)	(1.8%)
Operating margin[4]	53.0%	62.2%		(9.2%)	59.8%	62.9%		(3.1%)

1On January 30, 2015, the Company completed the initial closing of the Copper Beech transaction and acquired the sellers' remaining interest in 25 student housing properties of a portfolio consisting of 36 student housing properties. During Q2 2015, the Company acquired the seller's' remaining interest in 4 additional properties. Remaining interest in Copper Beech at Ames was also acquired pursuant to the second amendment and has been included in the wholly owned Grove results of operations as it was historically a consolidated property.

2Excludes financial results from Copper Beech at Kalamazoo- Phase I. Pursuant to the initial closing of the Copper Beech transaction on January 30, 2015, the Company had no ownership interest in the property as of September 30, 2015.

3For the nine months ended September 30, 2015, $22,427 and $4,689 were recorded as consolidated net operating income and investment in unconsolidated entities, respectively.

4Operating margin is calculated by dividing NOI for the period by total student housing rental and services revenues for the period.

5Includes financial results for Copper Beech at Morgantown, Copper Beech at Harrisonburg, Copper Beech at State College - Parkway Plaza, Copper Beech at Greenville and Copper Beech at Kalamazoo - Phase II.

CAMPUS CREST COMMUNITIES

HSRE AND BEAUMONT JOINT VENTURE AND OTHER PROPERTY RESULTS OF OPERATIONS (unaudited)
(in $000s, except per bed data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	Change	% Change	2015	2014	Change	% Change

HSRE AND BEAUMONT
Same store properties (Number of properties)[1]	2	2	-		2	2	-
Revenue per occupied bed
Rental revenue per occupied bed per month[2]	$542	$597	($55)	(9.2%)	$594	$587	$7	1.1%
Services revenue per occupied bed per month	23	21	2	10.4%	21	19	2	10.4%
Total revenue per occupied bed	$565	$618	($53)	(8.5%)	$615	$607	$7	1.2%

Average number of owned beds	1,184	1,184			1,184	1,184
Average physical occupancy	83.7%	82.2%		1.5%	81.8%	79.9%		1.9%

Total revenue	$1,680	$1,804	($124)	(6.9%)	$5,357	$5,161	$196	3.8%
Property operating expenses	864	754	109	14.5%	2,673	2,560	113	4.4%
Net operating income	$816	$1,050	($233)	(22.2%)	$2,684	$2,602	$82	3.2%
Operating margin[3]	48.6%	58.2%		(9.6%)	50.1%	50.4%		(0.3%)

NEW PROPERTIES (Number of properties)[4]	5	5	0		5	5	0
Revenue per occupied bed
Rental revenue per occupied bed per month[2]	$776	$756	$20	2.6%	$839	$756	$83	10.9%
Services revenue per occupied bed per month	85	23	62	272.1%	105	23	82	356.4%
Total revenue per occupied bed	$861	$779	$82	10.5%	$944	$779	$164	21.1%

Average number of owned beds	4,277	2,134			4,277	711
Average physical occupancy	51.0%	36.0%		15.0%	40.9%	36.0%		4.9%

Total revenue	$5,632	$1,796	$3,836	213.6%	$14,851	$1,796	$13,055	726.9%
Property operating expenses	3,610	850	2,760	324.7%	13,951	850	13,101	1541.2%
Net operating income	$2,022	$946	$1,076	113.8%	$899	$946	($47)	(4.9%)
Operating margin[3]	35.9%	52.7%		(16.8%)	6.1%	52.7%		(46.6%)

ALL PROPERTIES (Number of properties)[1,4]	7	7	0		7	7	0
Revenue per occupied bed
Rental revenue per occupied bed per month[2]	$703	$667	$36	5.3%	$752	$623	$128	20.6%
Services revenue per occupied bed per month	66	22	44	202.0%	75	20	55	277.6%
Total revenue per occupied bed	$769	$689	$80	11.6%	$826	$643	$183	28.5%

Average number of owned beds	5,461	3,318			5,461	1,895
Average physical occupancy	58.1%	52.5%		5.6%	49.7%	63.4%		(13.7%)

Total revenue	$7,312	$3,600	$3,712	103.1%	$20,208	$6,957	$13,250	190.5%
Property operating expenses	4,474	1,604	2,869	178.8%	16,624	3,410	13,215	387.6%
Net operating income	$2,839	$1,996	$843	42.2%	$3,583	$3,548	$36	1.0%
Operating margin[3]	38.8%	55.4%		(16.6%)	17.7%	51.0%		(33.3%)

Preferred investments[5,6]	$7,323	$2,682	$4,640		$7,323	$2,682	$4,640

1Excludes The Grove at Denton; the Company acquired its joint venture partner's interest in this property on January 21, 2014. Also excludes financial results from The Grove at Stillwater, The Grove at Conway and The Grove at Lawrence. The properties were sold during 1Q 2015. Excludes The Grove at Fayetteville; the Company acquired its joint venture partner's interest in this property on August 7, 2015.  Also excludes financial results from The Grove at Norman, The Grove at Laramie and The Grove at San Angelo, as those properties were sold during 3Q 2015.  Remaining properties are The Grove at Indiana and The Grove at State College.

2Beginning with the ‘14/’15 academic year, the Company recognizes revenue for new leases over the term of the lease (typically 11.5 months) rather than in conjunction with the lease payments (typically 12 equal monthly payments). While this policy change will have no cash impact, and will have minimal year-over-year impact on a go-forward basis, the adjustment related to changing the policy has the effect of higher reported revenue in the three months and nine months ended September 30, 2015, as compared to prior year.

3Operating margin is calculated by dividing NOI for the period by total student housing rental and services revenues for the period.  Expenses include property management fees as compared to prior year.

4For the three and nine months ended September 30, 2015 and 2014, includes financial results for the 2014 joint venture deliveries (The Grove at Greensboro, The Grove at Louisville, evo at Cira Centre South, evo Centre-Ville and evo Vieux-Montreal).

5As of September 30, 2015, the Company held preferred investments in The Grove at Indiana, The Grove at Greensboro and The Grove at Louisville of approximately $7,323.  These preferred interests entitle the Company to a 9.0% return on the investment but otherwise do not change its effective ownership interest in these properties.

6As of September 30, 2014, the Company held preferred investment in The Grove at Indiana of approximately $2,682.  This preferred interest entitles the Company to a 9.0% return on the investment but otherwise does not change its effective ownership interest in this property.

CAMPUS CREST COMMUNITIES

CAPITAL STRUCTURE AS OF SEPTEMBER 30, 2015
(in $000s, except per share data)

Closing common stock price at September 30, 2015				$5.32

Common stock				64,632
Operating partnership units				12,809
Restricted stock				124
Total shares and units outstanding				77,565

Total equity market value				$412,646
Total preferred equity outstanding[1]				152,500
Total consolidated debt outstanding				961,265
Total market capitalization				$1,526,411

Debt to total market capitalization[3,4]				63.0%
Debt to gross assets[2,3,4]				55.0%

Total number of unencumbered operating properties				28

			Weighted	Average
	Principal	% of Total	Average	Years to
Wholly Owned Debt[3,4]	Outstanding	Principal Outstanding	Interest Rate	Maturity

Fixed rate mortgage loans	$396,485	41.2%	5.4%	2.4
Variable rate mortgage loan	45,920	4.8%	3.3%	1.8
Construction loans	150,583	15.7%	2.4%	1.2
Variable rate credit facility	263,500	27.4%	2.2%	1.3
Exchangeable notes[5]	97,925	10.2%	5.5%	3.1
Other debt[6]	6,852	0.7%	3.37%	6.0
Total/Weighted Average	$961,265	100.0%	3.97%	2.0

[1]8.00% Series A cumulative redeemable preferred stock redeemable February 2017.
[2]Gross assets is defined as total assets plus accumulated depreciation, as reported in the Company's September 30, 2015 consolidated balance sheet.
[3]Excludes debt associated with Copper Beech, HSRE and Beaumont joint ventures. See page 15 for details related to this debt. The Company is the guarantor of certain of these loans.
[4]Wholly owned debt reflects principal balance, excluding impact of fair value debt and purchase accounting adjustments as reflected on the consolidated balance sheet.
[5]Senior unsecured exchangeable notes, maturity in October 2018.
[6]Includes $4,181 Line of Credit assumed as part of the Copper Beech transaction and $2,308 bond assumed as a part of the purchase of the Flagstaff, AZ property.

CAMPUS CREST COMMUNITIES

OUTSTANDING DEBT AND MATURITY SCHEDULE
(in $000s)

	Principal Balance at	Interest Rate	Maturity	Years to	Years to
Consolidated Debt	9/30/2015		Date	Maturity	Maturity	Notes

Corporate debt

Citi Credit facility & Term Loan	$263,500	2.21%	1/8/2017	1.3	1.3	One twelve month extension option

Exchangeable Notes[1]	97,925	5.53%	10/9/2018	3.1	3.1

Other debt[2]	6,852	3.37%	8/16/2021	6.0	6.0

Wholly Owned Construction loans - Grove

The Grove at Pullman, WA	$13,887	2.39%	9/5/2016	0.9	0.9	Two twelve month extension option
The Grove at Slippery Rock, PA	17,738	2.34%	6/21/2016	0.7	0.7	Two twelve month extension option
The Grove at Muncie, IN	13,892	2.44%	6/21/2016	0.7	0.7	Two twelve month extension option
The Grove at Ft. Collins, CO	18,998	2.09%	7/13/2016	0.8	0.8	Two twelve month extension option
The Grove at Gainesville, FL	25,593	2.34%	3/13/2017	1.5	1.5	Sixty to one hundred twenty days extension option
Copper Beech at Ames, IA	22,051	2.44%	5/2/2017	1.6	1.6	Two twelve month extension option
Vivo at Toledo, OH	4,377	2.34%	11/25/2017	2.2	2.2	Thirty to ninety days extension option

Wholly Owned Construction loans - Copper Beech

Statesboro, GA Phase II	$9,226	2.69%	11/1/2016	1.1	1.1
CMU Phase II—Mount Pleasant, MI	9,072	2.69%	2/1/2017	1.4	1.4
Auburn, AL	15,750	2.19%	2/6/2017	1.4	1.4

Sub Total[3]	$150,583	2.37%		1.2	1.2

Wholly Owned Mortgage loans - Grove

The Grove at Milledgeville, GA	$15,477	6.12%	10/1/2016	1.0	1.0	Principal and interest
The Grove at Carrollton, GA	13,954	6.13%	10/11/2016	1.0	1.0	Principal and interest
The Grove at Las Cruces, NM	14,421	6.13%	10/11/2016	1.0	1.0	Principal and interest
The Grove at Denton, TX	16,420	2.34%	3/1/2017	1.4	1.4	Principal and interest, floating rate
The Grove at Asheville, NC	14,166	5.77%	4/11/2017	1.6	1.6	Principal and interest
The Grove at Ellensburg, WA	15,669	5.10%	9/1/2018	3.0	3.0	Principal and interest
The Grove at Nacogdoches, TX	16,666	5.01%	9/1/2018	3.0	3.0	Principal and interest
The Grove at Greeley, CO	14,753	4.29%	10/1/2018	3.0	3.0	Principal and interest
The Grove at Clarksville, TN	16,028	4.03%	7/1/2022	6.9	6.9	Principal and interest
The Grove at Columbia, MO	22,396	3.83%	7/1/2022	6.9	6.9	Principal and interest
The Grove at Statesboro, GA	17,895	4.01%	1/1/2023	7.4	7.4	Principal and interest
The Grove at Fayetteville, AR	14,500	5.64%	9/1/2018	3.0	3.0	Principal and interest

Wholly Owned Mortgage loans - Copper Beech

IUP Phase II - Indiana	$5,854	5.90%	10/1/2015	0.0	0.0	Principal and interest
CMU Phase I - Mount Pleasant, MI	17,911	5.47%	10/1/2015	0.0	0.0	Principal and interest
Copper Beech I - State College	4,919	5.61%	2/11/2016	0.4	0.4	Principal and interest
IUP Buy - Indiana	2,307	5.45%	6/6/2016	0.7	0.7	Principal and interest
San Marcos, TX Phase I	32,718	5.45%	6/6/2016	0.7	0.7	Principal and interest
Bloomington	10,354	6.22%	10/1/2016	1.0	1.0	Principal and interest
Allendale Phase I	22,616	5.98%	10/1/2016	1.0	1.0	Principal and interest
Columbia, MO	23,373	6.22%	10/1/2016	1.0	1.0	Principal and interest
Radford	11,807	5.99%	11/6/2016	1.1	1.1	Principal and interest
IUP Phase I - Indiana	6,500	2.15%	6/2/2017	1.7	1.7	Principal and interest
Allendale Phase II	11,485	6.27%	9/6/2017	2.0	2.0	Principal and interest
Columbia, SC Phase I	35,661	6.27%	9/6/2017	2.0	2.0	Principal and interest
Statesboro, GA Phase I	29,862	5.81%	10/6/2017	2.0	2.0	Principal and interest
Copper Beech II - State College	8,353	5.97%	8/1/2019	3.9	3.9	Principal and interest
Columbia, SC Phase II	5,837	5.41%	8/1/2020	4.9	4.9	Principal and interest
Oakwood - State College	5,502	4.99%	10/1/2020	5.1	5.1	Principal and interest
Fresno, CA	15,000	2.19%	9/5/2016	0.9	0.9	Principal and interest

Sub Total[3]	$442,405	5.22%		2.3	2.3

Total / Weighted Average[3]	$961,265	3.97%		2.0	2.0

1Senior unsecured exchangeable notes, maturity in October 2018.

2Includes $4,181 Line of Credit assumed as part of the Copper Beech transaction and $2,308 bond assumed as a part of the purchase of the Flagstaff, AZ property.

3Wholly owned debt reflects principal balance, excluding impact of fair value debt and purchase accounting adjustments as reflected on the consolidated balance sheet.

CAMPUS CREST COMMUNITIES

OUTSTANDING DEBT AND MATURITY SCHEDULE - JOINT VENTURE
(in $000s)

		Principal Balance	Interest Rate	Maturity	Years to
Property	Ownership	9/30/2015		Date	Maturity	Notes

The Grove at State College, PA1	20.0%	18,619	2.24%	9/30/2015	0.0	Interest only
Copper Beech at State College, PA - Parkway Plaza	48.0%	18,500	2.15%	10/1/2018	3.0	Principal and interest
The Grove at Indiana, PA1	20.0%	17,217	2.44%	12/19/2015	0.2	Interest only
evo Centre-Ville and evo Vieux-Montreal[1]	47.0%	81,886	5.68%	1/13/2016	0.3	Interest only
Copper Beech at Morgantown, WV	48.0%	34,326	5.45%	6/6/2016	0.7	Principal and interest
Copper Beech at Harrisonburg, VA	48.0%	52,922	5.45%	6/6/2016	0.7	Principal and interest
evo at Cira Centre South[1]	30.0%	96,158	2.39%	7/25/2016	0.8	Interest only
The Grove at Louisville, KY1	30.0%	26,603	2.44%	9/6/2016	0.9	Interest only
The Grove at Greensboro, NC1	30.0%	18,428	2.29%	9/30/2018	3.0	Interest only
Copper Beech at Greenville, NC	48.0%	46,196	5.34%	9/1/2020	4.9	Principal and interest
Copper Beech at Kalamazoo, MI - Phase II	48.0%	7,742	5.68%	10/1/2020	5.0	Principal and interest

Total / Weighted Average		$418,597	4.04%		1.4

Note: The Company's pro rata share of HSRE and Beaumont joint venture debt as of September 30, 2015 was $88,011. Pro rata share of Copper Beech joint venture debt as of September 30, 2015 was $76,724.
[1]Footnote indicates the Company is a guarantor of the loan.

CAMPUS CREST COMMUNITIES

GROVE PORTFOLIO OVERVIEW AND OCCUPANCY

							Occupancy, as of
			Year Opened/				September 30,
Property	Grouping[1]	Primary University	Acquired	Properties	Units	Beds	2015	2014	Change

Wholly Owned Operating Properties - Grove
The Grove at Asheville, NC	(A)	UNC - Asheville	2005		154	448	99.1%	99.8%	(0.6%)
The Grove at Carrollton, GA	(A)	University of West Georgia	2006		168	492	97.0%	93.1%	3.9%
The Grove at Las Cruces, NM	(A)	New Mexico State University	2006		168	492	81.7%	81.7%	0.0%
The Grove at Milledgeville, GA	(A)	Georgia College & State University	2006		168	492	96.1%	99.4%	(3.3%)
The Grove at Abilene, TX	(A)	Abilene Christian University	2007		192	504	90.5%	91.3%	(0.8%)
The Grove at Ellensburg, WA	(A)	Central Washington University	2007		192	504	86.3%	100.0%	(13.7%)
The Grove at Greeley, CO	(A)	University of Northern Colorado	2007		192	504	99.8%	100.0%	(0.2%)
The Grove at Mobile, AL—Phase I & II2	(A)	University of South Alabama	2007/2008		384	1,008	86.3%	86.4%	(0.1%)
The Grove at Nacogdoches, TX—Phase I & II2	(A)	Stephen F. Austin State Univ.	2007/2012		260	682	85.5%	83.1%	2.3%
The Grove at Cheney, WA	(A)	Eastern Washington University	2008		192	512	99.6%	94.7%	4.9%
The Grove at Lubbock, TX	(A)	Texas Tech University	2008		192	504	94.2%	92.5%	1.8%
The Grove at Stephenville, TX	(A)	Tarleton State University	2008		192	504	100.0%	100.0%	0.0%
The Grove at Troy, AL	(A)	Troy University	2008		192	514	96.5%	98.6%	(2.1%)
The Grove at Waco, TX	(A)	Baylor University	2008		192	504	87.3%	90.3%	(3.0%)
The Grove at Murfreesboro, TN	(A)	Middle Tennessee State University	2009		186	504	94.0%	99.8%	(5.8%)
The Grove at San Marcos, TX	(A)	Texas State University	2009		192	504	99.0%	96.4%	2.6%
The Grove at Moscow, ID	(A)	University of Idaho	2009		192	504	97.2%	84.7%	12.5%
The Grove at Huntsville, TX	(A)	Sam Houston State University	2010		192	504	100.0%	100.0%	0.0%
The Grove at Statesboro, GA	(A)	Georgia Southern University	2010		200	536	76.9%	86.6%	(9.7%)
The Grove at Ames, IA	(A)	Iowa State University	2011		216	584	98.3%	100.0%	(1.7%)
The Grove at Clarksville, TN	(A)	Austin Peay State University	2011		208	560	71.6%	74.1%	(2.5%)
The Grove at Columbia, MO	(A)	University of Missouri	2011		216	632	85.3%	74.1%	11.2%
The Grove at Ft. Wayne, IN	(A)	Indiana University-Purdue University Ft. Wayne	2011		204	540	71.5%	77.6%	(6.1%)
The Grove at Valdosta, GA	(A)	Valdosta State University	2011		216	584	91.6%	86.6%	5.0%
The Grove at Denton, TX	(A)	University of North Texas	2011		216	584	98.6%	100.0%	(1.4%)
The Grove at Auburn, AL	(A)	Auburn University	2012		216	600	99.7%	100.0%	(0.3%)
The Grove at Fayetteville, AR	(A)	University of Arkansas	2012		232	632	86.2%	66.5%	19.8%
The Grove at Flagstaff, AZ	(A)	Northern Arizona University	2012		216	584	99.0%	99.3%	(0.3%)
The Grove at Orono, ME	(A)	University of Maine	2012		188	620	97.4%	100.0%	(2.6%)
The Grove at Ft. Collins, CO	(A)	Colorado State University	2013		218	612	100.0%	100.0%	0.0%
The Grove at Muncie, IN	(A)	Ball State University	2013		216	584	83.4%	87.3%	(3.8%)
The Grove at Pullman, WA3	(A)	Washington State University	2013		216	584	99.3%	100.0%	(0.8%)
The Grove at Flagstaff, AZ - Phase II2	(A)	Northern Arizona University	2013		54	192	98.4%	99.5%	(1.0%)
The Grove at Gainesville, FL	(B)	University of Florida	2014		256	682	99.9%	54.3%	45.6%
The Grove at Grand Forks, ND	(B)	University of North Dakota	2014		224	600	67.5%	99.8%	(32.3%)
The Grove at Mt. Pleasant, MI	(B)	Central Michigan University	2014		224	584	68.3%	76.2%	(7.9%)
The Grove at Slippery Rock, PA	(B)	Slippery Rock University	2014		201	603	93.0%	85.4%	7.6%
Total - Wholly Owned Operating Properties - Grove				37	7,537	20,577	90.9%	91.7%	(0.8%)

1 Groupings detailed as follows: (A) reflects the same store properties as of September 30, 2015; (B) reflects the 2014 development deliveries.

2The Grove at Flagstaff, AZ - Phase I & II are counted as two properties in the Company's property count. The Grove at Nacogdoches, TX - Phase II and The Grove at Mobile, AL—Phase II are not counted as separate assets from Phase I of each respective asset.

3 On July 14, 2013, the Company experienced a fire at this development property. As of September 30, 2015, all 584 beds are in operation.

CAMPUS CREST COMMUNITIES

COPPER BEECH PORTFOLIO OVERVIEW AND OCCUPANCY[1]

							Occupancy, as of
			Year Opened/				September 30,
Property	Grouping	Primary University	Acquired	Properties	Units	Beds	2015	2014	Change

Wholly Owned Operating Properties - Copper Beech
Copper Beech at Bloomington, IN - Colonial Crest	(A)	Indiana University	1970		206	402	86.3%	77.1%	9.2%
Copper Beech at Indiana, PA - IUP I	(A)	Indiana University of Pennsylvania	1971		95	239	88.3%	100.0%	(11.7%)
Copper Beech at Indiana, PA - IUP II	(A)	Indiana University of Pennsylvania	1973		72	172	90.1%	100.0%	(9.9%)
Copper Beech at Indiana, PA - IUP Buy	(A)	Indiana University of Pennsylvania	1975		43	76	85.5%	100.0%	(14.5%)
Copper Beech at State College, PA - CB I	(A)	Penn State University	1996		59	177	100.0%	100.0%	0.0%
Copper Beech at State College, PA - CB II	(A)	Penn State University	1998		87	257	100.0%	100.0%	0.0%
Copper Beech at State College, PA - Oakwood	(A)	Penn State University	2000		48	144	100.0%	100.0%	0.0%
Copper Beech at Harrisonburg, VA - Grand Duke	(A)	James Madison University	2001		120	124	98.4%	100.0%	(1.6%)
Copper Beech at State College, PA - Oak Hill	(A)	Penn State University	2003		106	318	100.0%	100.0%	0.0%
Copper Beech at State College, PA - Northbrook Greens	(A)	Penn State University	2003		166	250	99.2%	100.0%	(0.8%)
Copper Beech at West Lafayette, IN – Klondike	(A)	Purdue University	2003		219	486	89.5%	87.4%	2.1%
Copper Beech at West Lafayette, IN – Baywater	(A)	Purdue University	2004		137	488	85.9%	70.1%	15.8%
Copper Beech at Radford, VA	(A)	Radford University	2005		222	500	98.8%	100.0%	(1.2%)
Copper Beech at Bloomington, IN	(A)	Indiana University	2005		107	297	76.8%	71.0%	5.7%
Copper Beech at Mount Pleasant, MI - Phase I	(A)	Central Michigan University	2005		204	632	63.0%	100.0%	(37.0%)
Copper Beech at Bowling Green, OH - Phase I	(A)	Bowling Green University	2005		128	400	100.0%	99.8%	0.2%
Copper Beech at Fresno, CA	(A)	California State University at Fresno	2006		178	506	98.8%	90.1%	8.7%
Copper Beech at Allendale, MI - Phase I	(A)	Grand Valley State University	2006		206	614	99.5%	100.0%	(0.5%)
Copper Beech at Columbia, MO	(A)	University of Missouri	2006		214	654	96.3%	89.4%	6.9%
Copper Beech at Bowling Green, OH - Phase II	(A)	Bowling Green University	2007		72	216	98.6%	100.0%	(1.4%)
Copper Beech at Allendale, MI - Phase II	(A)	Grand Valley State University	2007		82	290	100.0%	100.0%	0.0%
Copper Beech at Columbia, SC - Phase I	(A)	University of South Carolina	2007		278	824	49.3%	97.6%	(48.3%)
Copper Beech at Statesboro, GA - Phase I	(A)	Georgia Southern University	2007		246	754	94.4%	97.1%	(2.7%)
Copper Beech at Columbia, SC - Phase II	(A)	University of South Carolina	2008		72	178	52.8%	98.3%	(45.5%)
Copper Beech at Auburn, AL	(A)	Auburn University	2009		271	754	97.6%	92.7%	4.9%
Copper Beech at San Marcos, TX - Phase I	(A)	Texas State University	2011		273	840	96.2%	88.7%	7.5%
Copper Beech at San Marcos, TX - Phase II	(A)	Texas State University	2012		142	410	96.1%	88.3%	7.8%
Copper Beech at Mount Pleasant, MI - Phase II	(A)	Central Michigan University	2013		119	256	98.0%	94.5%	3.5%
Copper Beech at Statesboro, GA - Phase II	(A)	Georgia Southern University	2013		82	262	96.9%	98.5%	(1.5%)
Copper Beech at Ames, IA	(B)	Iowa State University	2014		219	636	100.0%	81.3%	18.7%

Sub-Total / Weighted Average				30	4,473	12,156	90.1%	93.4%	(3.2%)

Joint Venture Operating Properties - Copper Beech
Copper Beech at State College, PA - Parkway Plaza	(A)	Penn State University	1967		429	633	99.7%	98.7%	0.9%
Copper Beech at Harrisonburg, VA	(A)	James Madison University	2008		414	1,218	96.1%	99.9%	(3.9%)
Copper Beech at Greenville, NC	(A)	East Carolina University	2008		439	1,232	96.9%	95.5%	1.4%
Copper Beech at Kalamazoo, MI - Phase II	(A)	Western Michigan University	2008		115	340	74.7%	67.6%	7.1%
Copper Beech at Morgantown, WV	(A)	West Virginia University	2010		335	920	98.3%	100.0%	(1.7%)

Total - Copper Beech Portfolio				35	6,205	16,499	91.6%	94.1%	(2.5%)

CAMPUS CREST COMMUNITIES

HSRE AND BEAUMONT PORTFOLIO OVERVIEW AND OCCUPANCY (cont'd)

							Occupancy, as of
			Year Opened/				September 30,
Property	Grouping[1]	Primary University	Acquired	Properties	Units	Beds	2015	2014	Change

HSRE and Beaumont Joint Venture Operating Properties
The Grove at Indiana, PA	(A)	Indiana University of Pennsylvania	2013		224	600	69.5%	65.7%	3.8%
The Grove at State College, PA	(A)	Penn State University	2013		216	584	100.0%	100.0%	0.0%
The Grove at Greensboro, NC	(B)	University of North Carolina at Greensboro	2014		216	584	76.2%	57.4%	18.8%
The Grove at Louisville, KY	(B)	University of Louisville	2014		252	656	65.2%	61.4%	3.8%
evo at Cira Centre South	(B)	University of Pennsylvania / Drexel University	2014		344	850	97.3%	46.7%	50.6%
evo Centre-Ville	(B)	Concordia University / McGill University / (ÉTS)	2014		715	1,294	53.3%	8.0%	45.3%
evo Vieux-Montreal	(B)	McGill University	2014		488	929	43.8%	13.0%	30.8%

Total - Joint Venture Operating Properties				7	2,455	5,497	69.1%	42.5%	26.6%

Total Operating Properties[2]				79	16,197	42,573	88.3%	92.4%	(4.1%)

Same Store Properties (A)
Wholly-Owned				62	10,886	29,628	91.0%	92.3%	(1.3%)
Joint Venture				7	2,172	5,527	93.3%	93.1%	0.1%
Total - Same Store				69	13,058	35,155	91.4%	92.4%	(1.1%)

2014 Deliveries (B)
Wholly-Owned				5	1,124	3,105	86.4%	78.8%	7.6%
Joint Venture				5	2,015	4,313	64.8%	31.5%	33.3%
Total - 2014 Deliveries				10	3,139	7,418	73.9%	51.3%	22.6%

1 Groupings detailed as follows: (A) reflects the same store properties as of June 30, 2015; (B) reflects the 2014 development deliveries.

2 The redevelopment of the 100% owned property in Toledo, OH is excluded. The Grove at Denton is included for purposes of this presentation. The Company acquired its joint venture partner's interest in the Grove at Denton on January 21, 2014. The occupancy data related to Denton is included in 2014 deliveries.

CAMPUS CREST COMMUNITIES

INVESTOR INFORMATION

Executive Management

David Coles	Interim Chief Executive Officer
Aaron Halfacre	President and Chief Investment Officer
John Makuch	Interim Chief Financial Officer
Scott Rochon	Chief Accounting Officer

Corporate Headquarters		Investor Relations

2100 Rexford Road #414		(704) 496-2571
Charlotte, NC 28211		investor.relations@campuscrest.com
(704) 496-2500

Covering Analysts

Barclays Capital Inc.	Ross Smotrich	(212) 526-2306	ross.smotrich@barclays.com
Citigroup Global Markets Inc.	Michael Bilerman / Nick Joseph	(212) 816-1383 / (212) 816-1909	michael.bilerman@citi.com / nicholas.joseph@citi.com
Raymond James & Associates	Paul D. Puryear / Buck Horne	(727) 567-2253 / (727) 567-2561	paul.puryear@raymondjames.com / buck.horne@raymondjames.com
Sidoti & Company, LLC	Jeff Lau	(212) 453-7029	jlau@sidoti.com
Bank of America Merrill Lynch	Jana Galan / Jane Wong	(646) 855-3081 / (646) 855-3378	jana.galan@baml.com / jane.wong1@baml.com
Wunderlich Securities	Craig Kucera	(540) 277-3366	ckucera@wundernet.com

CAMPUS CREST COMMUNITIES

FORWARD - LOOKING STATEMENTS

This document, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements in this press release include, among others, the performance of properties in occupancy and yield targets, outlook and guidance for full year 2013 FFO and the related underlying assumptions, growth and development opportunities, leasing activities, financing strategies, and development and construction projects. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, except as otherwise required by federal securities laws, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the risk factors discussed in the Company’s most recent Annual Report on Form 10-K, as updated in the Company’s Quarterly Reports on Form 10-Q.

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